SIMMS FUNDS

                           Rule 18f-3 Multi-Class Plan



I. Introduction

         Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of the various series (each series a "Fund" and collectively the "Funds") of Simms Funds (the "Trust") that issue multiple classes of shares, whether now existing or subsequently established (the "Multi-Class Funds"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each class of shares in the Multi-Class Funds.

         The Trust is an open-end series investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (Registration Nos. 333-58813 and 811-08871). Upon the effective date of this Plan, the Trust hereby elects to offer multiple classes of shares in the Multi-Class Funds pursuant to the provisions of Rule 18f-3 of the 1940 Act and this Plan.

         The Trust  currently  consists of the following  three separate  Funds:
U.S. Equity Fund, International Equity Fund and Global Equity Fund.

         Each Fund is authorized to issue Class A Shares and Class Y Shares representing interests in the same underlying portfolio of assets of the Fund.

II. Class Arrangements

         The following summarizes the Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, and exchange privileges applicable to each particular class of shares of the Funds. Additional details regarding such fees and services are set forth in each Fund's current Prospectus and Statement of Additional Information.

          A.   Class A Shares:

               1.   Distribution Plan: "Reimbursement" Rule 12b-1 Plan

               2. Rule 12b-1 Distribution Fees: 0.50% per annum of average daily net assets.

               3.   Conversion Features: None.

               4. Shareholder Servicing Fee: 0.25% per annum of average daily net assets.

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               5.   Exchange  Privileges:  Class A shares may be exchanged  with
                    Class A shares of other Funds.

          B.   Class Y Shares:

               1.   Distribution Plan: None

               2.   Rule 12b-1 Distribution Fees: None.

               3.   Conversion Features: None.

               4.   Shareholder Servicing Fee: None.

               5. Exchange Privileges: Class Y shares may be exchanged with Class Y shares of other Funds.

III. Allocation of Expenses

         Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Multi-Class Fund any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1 ("Rule 12b-1 Fees"). In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses (the "Class Expenses") to a particular class of shares in a single Multi-Class Fund:

               1. transfer agent fees identified by the transfer agent as being attributable to such class of shares;

               2. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

               3. blue sky registration or qualification fees incurred by such class of shares;

               4.   Securities  and  Exchange   Commission   registration   fees
                    incurred by such class of shares;

               5. the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

               6. litigation or other legal expenses relating solely to such class of shares;

               7. fees of the Board of Trustees of the Trust (the "Board") incurred as result of issues relating to such class of shares;

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               8.   independent  accountants' fees relating solely to such class of shares; and

               9. shareholder meeting expenses for meetings of a particular class.

         Class Expenses and Rule 12b-1 Fees are the only expenses allocated to the classes disproportionately. The Class Expenses allocated to each share of a class during a year will differ from the Class Expenses allocated to each share of any other class by less than 25 basis points of the average daily net asset value of the class of shares with the smallest average daily net asset value.

         The initial determination of fees and expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board and approved by a vote of the Board including a majority of the Trustees who are not "interested persons" of the Trust as defined in Section 2(a)(19) of the 1940 Act. The Board will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

         Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

         Any dividends and other distributions on shares of a class will differ from dividends and other distributions on shares of other classes only as a result of the allocation of Class Expenses, Rule 12b-1 Fees, and the effects of such allocations.

         The Investment Adviser will waive or reimburse its management fee in whole or in part only if the fee is waived or reimbursed to all shares of a Fund in proportion to their relative average daily net asset values. The Investment Adviser, and any entity related to the Investment Adviser, who charges a fee for a Class Expense will waive or reimburse that fee in whole or in part only if the revised fee more accurately reflects the relative costs of providing to each class the service for which the Class Expense is charged.

IV. Board Review

         The Board shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board, including a majority of the Trustees that are not "interested persons" of the Trust as defined in
Section 2(a)(19) of the 1940 Act, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class Expenses and/or Fund expenses), is in the best interest of each class of shares of a Multi-Class Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another and other potential conflicts of interest between classes.

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         In making its initial determination to approve this Plan, the Board has focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others it deems necessary.

Adopted:  September 14, 1998;  Effective ____________, 1998

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